Exhibit 10.11

SECURITIES PURCHASE AGREEMENT

dated as of July 21, 2021

among

BONNE SANTÉ GROUP, INC.,

NEXUS OFFERS, INC.,

AND

JUSTIN FRANCISCO

AND

STEVEN RUBERT

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions.	1

ARTICLE II PURCHASE AND SALE OF THE SECURITIES		5

2.1	Purchase and Sale of the Securities.	5
2.2	Adjustments to Purchase Price.	5
2.3	Closing.	7
2.4	Transactions to be Effected at the Closing.	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER		8

3.1	Authority and Enforceability.	8
3.2	Noncontravention.	8
3.3	The Securities.	8
3.4	Brokers’ Fees.	9
3.5	Investment Representations.	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES		10

4.1	Organization, Qualification and Corporate Power; Authority and Enforceability.	10
4.2	Subsidiaries.	10
4.3	Capitalization.	10
4.4	Noncontravention.	11
4.5	Financial Statements.	11
4.6	Taxes.	12
4.7	Compliance with Laws and Orders; Permits.	12
4.9	Tangible Personal Assets.	12
4.10	Real Property.	13
4.11	Intellectual Property.	13
4.12	Absence of Certain Changes or Events.	14
4.13	Contracts.	15
4.14	Litigation	16
4.15	Employee Benefits.	16
4.16	Labor and Employment Matters.	16
4.17	Environmental.	16
4.18	Insurance.	16
4.19	Brokers’ Fees.	17
4.20	Certain Business Relationships with the Companies.	17
4.21	Equipment.	17
4.22	Customers and Suppliers.	17
4.23	Potential Conflicts of Interest.	17
4.24	Bank Accounts	18
4.25	Accounts Receivable	18
4.26	Disclosure.	18

i

TABLE OF CONTENTS

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		18

5.1	Organization.	18
5.2	Authorization.	18
5.3	Noncontravention.	19
5.4	Litigation	19
5.5	Brokers’ Fees	19

ARTICLE VI COVENANTS		20

6.1	Consents.	20
6.2	Operation of the Companies’ Business.	20
6.3	Access.	21
6.4	Notice of Developments.	21
6.5	No Solicitation.	22
6.6	Taking of Necessary Action; Further Action.	22
6.7	Covenant not to Compete.	22
6.8	Financial Information.	23
6.9	Transfer of Cash and Cash Equivalents.	23
6.10	Company Disclosure Schedule.	23
6.11	Piggyback Registration Rights	23
6.12	Tag Along Rights	24

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE		24

7.1	Conditions to Obligation of the Buyer.	24
7.2	Conditions to Obligation of the Seller.	25

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER		27

8.1	Termination of Agreement.	27
8.2	Effect of Termination.	27
8.3	Amendments.	27
8.4	Waiver.	27

ARTICLE IX INDEMNIFICATION		28

9.1	Survival.	28
9.2	Indemnification by Seller.	28
9.3	Indemnification by Buyer.	28
9.4	Indemnification Procedure.	29
9.5	Failure to Give Timely Notice.	29
9.6	Limited on Indemnification Obligation.	29
9.7	Payments.	30
9.8	Recoupment under Buyer Notes.	30

ARTICLE X MISCELLANEOUS		30

10.1	Press Releases and Public Announcement.	30
10.2	No Third-Party Beneficiaries.	30
10.3	Entire Agreement.	30
10.4	Succession and Assignment.	30
10.5	Construction.	31
10.6	Notices.	31
10.7	Governing Law; Mediation; Arbitration.	32
10.8	Headings.	32
10.9	Severability.	33
10.10	Expenses.	33
10.11	Incorporation of Exhibits and Schedules.	33
10.12	Specific Performance.	33
10.13	Counterparts.	33

ii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of July 21, 2021 (the “Agreement”), among Bonne Santé Group, Inc., a Delaware corporation (the “Buyer”), Nexus Offers, Inc. a Florida limited liability company (the “Company”), and Justin Francisco and Steven Rubert, as the shareholders of the Company (each, a “Seller” and together, the “Sellers”).

RECITALS

A. The Sellers are collectively the record and beneficial owners of 100% of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis (such securities, the “Securities”).

B. The Sellers desire to sell all of the Securities to the Buyer, and the Buyer desires to purchase the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Miami, Florida are authorized or required by Law to close.

“Closing Working Capital” means the difference, as of the Closing Date, between (a) the sum of accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Company, which shall be reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any regionally recognized independent registered public accounting firm which has not represented the Company or the Sellers or any of their Affiliates for the past five years as will be agreed by the Company and the Buyer in writing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of the Sellers after due inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of their Subsidiaries, taken as a whole provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any change that generally affects the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any seasonal changes in the results of operations of the Company consistent with past practices; (iv) the effect of any changes in applicable Laws; (v) the effect of any change caused by natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions.

“Minimum Working Capital Requirement” means the average monthly working capital for the twelve-month period ended July 31, 2021.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the difference, as of the Closing Date, between (a) the sum of the accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Company, which shall be reflected on the Preliminary Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trailing Twelve Months Adjusted EBITDA” means the Company’s earnings before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) equity based compensation expense, (v) owner’s compensation in excess of $300,000, (vi) non-essential travel and entertainment, (vii) extraordinary one-time items, and (viii) such other adjustment items as mutually agreed upon by the Buyer and the Sellers for the twelve-month period prior to July 31, 2021, consistent with the calculation of Trailing Twelve Months Adjusted EBITDA for the period ended December 31, 2020 as set forth on Exhibit A.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Sellers for the Securities in the aggregate at the Closing approximately Three Million, Eight Hundred Eighty Thousand Dollars ($3,880,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2 below, by delivery of (i) cash in the amount of Two Million Dollars ($2,000,000) (the “Cash Portion”), payable by wire transfer or delivery of other immediately available funds to one or more accounts at banks identified by Sellers to Buyer in writing at least two (2) business days prior to the Closing Date, (ii) a convertible promissory note (“Buyer Note I”) in a form to be mutually agreed to between the Buyer and the Sellers in the aggregate principal amount of One Million Dollars ($1,000,000), and (iii) a non-convertible promissory note (“Buyer Note II,” and together with Buyer Note I the “Buyer Notes”) in the form to be mutually agreed to in the aggregate principal amount of Eight Hundred Eighty Thousand Dollars ($880,000). The Buyer Notes will each bear interest at the rate of 5% per annum and will be amortized on a 60-month straight line basis with a balloon payment on the 36th month. The Buyer Notes will be subordinated to the senior indebtedness of the Buyer and the Company and will have a subordinated security interest (after the senior secured indebtedness) covering all of the assets of the Company.

2.2  Adjustments to Purchase Price.

(a) Trailing Twelve-Month Adjusted EBITDA Adjustments.

(i) The Purchase Price is based upon a four times (4x) multiple of the Trailing Twelve-Month Adjusted EBITDA. The Buyer has engaged Liggett and Webb to prepare a quality of earnings report on the Company (the “Quality of Earnings Report”). The Purchase Price shall be adjusted upwards or downwards upon delivery of the Quality of Earnings Report to all parties based upon the difference between four times (4x) the Trailing Twelve-Month Adjusted EBITDA as shown in the Quality of Earnings Report and the Purchase Price. The adjusted Purchase Price shall be allocated among the Cash Portion and the Buyer Notes based on the percentage of the Purchase Price that each such component of consideration makes up as described above in Section 2.1.

(ii) In the event the Sellers do not agree with the Trailing Twelve-Month Adjusted EBITDA as set forth in the Quality of Earnings Report, the Sellers shall so inform the Buyer in writing within 20 days of the Sellers’ receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Trailing Twelve-Month Adjusted EBITDA as set forth in the Quality of Earnings Report within 15 days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot from up to three firms proposed by each of the Sellers and Buyer (after excluding their respective regular outside accounting firms). Each of the Sellers and the Buyer shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Trailing Twelve-Month Adjusted EBITDA shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to within the 20-day period referred to above, the Trailing Twelve-Month Adjusted EBITDA shall be deemed final and conclusive and binding upon the Sellers and the Buyer. Notwithstanding the foregoing, in the event that the Trailing Twelve-Month Adjusted EBITDA is determined by the Independent Accounting Firm to be equal to or less than $970,000 and Buyer is not willing to pay at least $3,880,000, then either party may terminate this Agreement immediately and neither party shall have any further obligation to the other party except as otherwise provided for in this Agreement.

(iii) The Sellers shall be entitled to have access to the books and records and other information relating to the Company that was used by Liggett & Webb to prepare the Quality of Earnings Report, including the work papers prepared in connection with the preparation of the Quality of Earnings Report and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited, combined estimated balance sheet of the Company (the “Preliminary Balance Sheet”) as of the Closing Date together with a certificate of the Sellers stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company on a combined basis as of such date.

(ii) Ninety days (90) after the Closing Date, the Buyer shall cause its auditor to prepare and deliver to the Sellers an unaudited, combined balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) and all calculations, work papers and supporting documents (the “Supporting Documentation”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii) If the Closing Working Capital exceeds the Minimum Working Capital, then the Buyer shall promptly (and, in any event, within fifteen (15) days) pay to the Sellers an amount in cash that is equal to the deficiency. If the Minimum Working Capital exceeds the Closing Working Capital, then the Sellers shall promptly (and, in any event, within fifteen (15) days) pay to the Buyer an amount in cash that is equal to the deficiency.

(c) If there is a dispute regarding differences between the Preliminary Balance Sheet and the Closing Date Balance Sheet or as to the calculation of working capital as shown thereon, then the parties shall employ the same dispute resolution procedures within the same time periods used to resolve disputes relating to Trailing Twelve-Month Adjusted EBITDA as set forth in Section 2.2(a)(ii).

(d) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Company for borrowed money existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Sellers the Cash Portion of the Purchase Price, adjusted in accordance with subsection 2.2(a) and, by paying such sum to the Sellers by transfer of immediately available funds in accordance with instructions provided by the Sellers, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement, including, without limitation, the Buyer Notes.

(b) At the Closing, the Sellers will deliver to the Buyer (i) an assignment of the Securities in form satisfactory to the Buyer showing the Buyer as the sole owner of the Securities, and (ii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers and the Company represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the schedule to be delivered to the Buyer in accordance with Section 6.10 hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Company Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule.

3.1 Authority and Enforceability. Each of the Sellers has the requisite legal capacity to execute and deliver this Agreement, to perform his respective obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Sellers or (ii) violate any Contract to which either Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Company Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Securities.

(a) The Sellers collectively hold of record and own beneficially all of the Securities, free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth in Section 3.3(a) of the Company Disclosure Schedule (the “Permitted Liens”).

(b) Except as set forth in this Agreement, neither Seller is a party to any Contract obligating such Seller to vote or dispose of any Securities of, or other equity or voting interests in, the Company.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

3.5 Investment Representations. The Buyer Notes are being acquired by each of the Sellers for his respective accounts, for investment purposes and not with a view to the sale or distribution of all or any part of the Buyer Notes, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Each of the Sellers has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Notes. Each of the Sellers has reviewed copies of such documents and other information as such Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Buyer Notes. Each of the Sellers understands that the Buyer Notes may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Notes or an available exemption from registration under the Securities Act, the Buyer Notes must be held indefinitely. Further, each of the Sellers understands and has the financial capability of assuming the economic risk of an investment in the Buyer Notes for an indefinite period of time. Each of the Sellers has been advised by the Buyer that the Sellers will not be able to dispose of the Buyer Notes, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. Each of the Sellers understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Buyer Notes. Each of the Sellers acknowledges that the Buyer is under no obligation to register the Buyer Notes except as otherwise expressly set forth in this Agreement or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Buyer Notes in the future. Each of the Sellers is an “Accredited Investor” as defined in rule 501 (a) of Regulation D of the Act.

3.6 No Other Representations and Warranties. NO SELLER NOR ANY OTHER PERSON ON BEHALF OF ANY SELLER HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND NO SELLER NOR ANY OF ITS AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO THE COMPANY, SELLERS OR THE SECURITIES, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each of the Sellers and the Company represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Company Disclosure Schedule. Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, including principals of commercial reasonableness , good faith and fair dealing, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Company has no Subsidiaries.

4.3 Capitalization.

(a) The authorized and outstanding capital stock of the Company is as set forth in Section 4.3(a) of the Company Disclosure Schedule. No other capital stock of the Company is authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom equity” rights, interest appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional equity interests of, or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, equity interests of, or other voting interests in, the Company, or any “phantom equity” right, equity appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any securities of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company, as applicable, or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b) (i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Company Disclosure Schedule, violate any Contract to which the Company is a party, except with respect to those third party consents that the Sellers shall use reasonable efforts to obtain pursuant to Section 6.1 and in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Company Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Company Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company for the two years ended December 31, 2020 and December 31, 2019, and for the six months ended June 30, 2021; and (ii) the related unaudited statements of income and cash flows for the two years ended December 31, 2020 and December 31, 2019, and for the six months ended June 30, 2021 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods.

4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Sellers, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Company does not have any Liability, of a nature that would be required to be disclosed on a corporate balance sheet prepared in accordance with GAAP, except for (i) liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); or (ii) liabilities that are adequately reserved against.

4.9 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of their tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 4.10(b) of the Company Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Sellers have heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company nor any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Company Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of its rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Sellers, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Since the date of the Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which it is bound;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the articles of incorporation, or bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) the Company has not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Company Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Company Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Company Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Company Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of their operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18 Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of their obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Company Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Sellers’ cash, the Sellers and the Company have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Sellers, nor any Affiliate of the Sellers, have been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, own any asset, tangible or intangible, which is used in the Business.

4.21 Equipment. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Financial Statements. The Company has not acquired an item of Equipment for in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by the Company in the ordinary course of business.

4.22 Customers and Suppliers. Section 4.22 of the Company Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of the Company during the fiscal year ended December 31, 2020 and indicates with respect to each the name, address and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products or services bought or sold). The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule except as set forth therein. Since the date of the Financial Statements, no customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule has terminated its relationship with, or materially reduced its purchases from or sales to, the Company.

4.23 Potential Conflicts of Interest. Except as set forth in Section 4.23 of the Company Disclosure Schedule, no officer, director, manager, member, stockholder (or Affiliate thereof) or, to the Knowledge of the Sellers, employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company, unless such interest is owned on the date hereof and such Person is not within a ten (10) mile radius of any of the manufacturing operations currently being operated by the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for their business; (b) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (c) is party to any agreement, contract or commitment with any of the Company or has received any loan, advance or investment from the Company that has not been repaid in full prior to the date hereof.

4.24 Bank Accounts. Section 4.24 of the Company Disclosure Schedule sets forth a correct and complete list of: (i) each of the bank accounts of the Company, together with a true and complete list of the authorized signatories for such accounts; and (ii) the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

4.25 Accounts Receivable. Except as set forth in Section 4.25 of the Company Disclosure Schedule, all accounts and notes receivable of the business of the Company arose in the ordinary and usual course of the business, represent valid obligations due, and except for installment loan contracts and customer side notes either have been collected in full or, to the Knowledge of the Sellers, will be collected in full not later than 60 days after the invoice or due date of such receivables.

4.26 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

4.27 No Other Representations and Warranties. NONE OF THE COMPANY, OR ANY OTHER PERSON ON BEHALF OF THE COMPANY HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND NEITHER THE COMPANY NOR OR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO THE COMPANY, OR THE COMPANY EQUITY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof. Any representation or warranty concerning the Buyer shall be deemed to be a representation concerning the Buyer and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b)(i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Buyer threatened against the Buyer that, if adversely determined, are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the Transaction and the other transactions contemplated by this Agreement.

5.5 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

5.6 Inspection; Non-Reliance. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Securities as contemplated by this Agreement. Seller has given Buyer reasonable access to the employees, documents and facilities of the Company, and Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

BUYER ACKNOWLEDGES THAT (A) NONE OF THE COMPANY, ANY SELLER, OR ANY PERSON ON BEHALF OF THE COMPANY OR SELLERS IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE BY SELLERS IN ARTICLE III OR BY THE COMPANY IN ARTICLE IV, AND (B) BUYER HAS NOT BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, OR STATEMENTS (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY ANY PERSON THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER AGREES TO ACCEPT THE SECURITIES ON THE CLOSING DATE BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT THERETO AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESSED OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY SELLER OR THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICER, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS, ADVISORS, OR OTHER REPRESENTATIVES, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECTIVE INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, EXCEPT THOSE, IF ANY, EXPRESSLY MADE BY SELLERS OR THE COMPANY IN THIS AGREEMENT.

ARTICLE VI

COVENANTS

6.1 Consents. The Sellers and the Company will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on their business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of incorporation or bylaws of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any of the Company Benefit Plans, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any of the Company Benefit Plans if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset (including, without limitation, any of the Company’s Intellectual Property) of the Company (whether by merger, consolidation or otherwise) by the Company;

(i) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; or

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4 Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.4 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.5 No Solicitation.

(a) The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, neither the Sellers nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Sellers or the Company, or any of their Representatives.

6.6 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.7 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with the current business of the Company (the “Business”) in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8 Financial Information. The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.9 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Sellers will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money.

6.10 Company Disclosure Schedule. The Parties acknowledge and agree that (i) the Sellers and the Company have not yet delivered a definitive Company Disclosure Schedule to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Company Disclosure Schedule. The Sellers shall deliver (and shall cause the Company to deliver) to the Buyer all of the schedules, including a definitive Company Disclosure Schedule to the Agreement, and documents referred to thereon, in final form as soon as reasonably practicable after the date hereof.  The Buyer shall have 20 days following delivery of such Company Disclosure Schedule and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such Company Disclosure Schedule or the contents of any such document and Buyer and Sellers cannot agree on mutually satisfactory modifications thereto or to this Agreement.

6.11 Piggyback Registration Rights. If the Buyer files a registration statement with the Commission covering the sale of shares of its Common Stock (other than a registration statement on Form S-4 or S-8, or on another form, or in another context, in which such “piggyback” registration would be inappropriate such as the Buyer’s initial public offering of its securities), then, for a period commencing on the date of this Agreement and terminating on the second (2nd) anniversary of the date hereof, the Buyer shall give written notice of such proposed filing to the Sellers as soon as practicable but in no event less than ten (10) business days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and offer to the Sellers in such notice the opportunity to register the sale of such number of shares common stock underlying the Buyer Notes (the “Underlying Shares”) as the Sellers may request in writing within five (5) business days after receipt of such notice (a “Piggyback Registration”). The Buyer shall cause such Underlying Shares to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Underlying Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Buyer and to permit the sale or other disposition of such Underlying Shares in accordance with the intended method(s) of distribution thereof. The Sellers agree that if the Sellers propose to include the Underlying Shares or any portion of them in Piggyback Registration that involves an underwriter or underwriters, the Sellers shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration. This provision shall expire once the Underlying Shares may be freely sold by the Sellers under Rule 144 promulgated under the Securities Act without restriction as to the volume of Underlying Shares that may be sold.

6.12 Tag Along Right. The Buyer shall not permit the Buyer’s Executive Chairman (Alfonso J. Cervantes) or its President (Darren Minton) (each, a “Tag Along Seller”) to sell any shares of common stock, other capital stock or other securities of the Buyer held by them to a third party (other than to an Affiliate or family member) without the consent of the Sellers unless the Sellers are able to sell the Sellers’ Underlying Shares to such third party on a pro rata basis. For purposes of this provision, “pro rata basis” means the number of total Underlying Shares then held by the Sellers multiplied by a fraction where the numerator is the number of shares of Common Stock of the Buyer on a fully-diluted basis that is owned by the Tag Along Seller who is then selling securities and the denominator is the total number of shares of Common Stock of the Buyer that are outstanding on a fully-diluted basis. The Buyer shall treat as void any attempt by the Tag Along Seller to make a transfer of securities of the Buyer in violation of this provision and shall not register any such transfer on the books and records of the Buyer. This provision shall expire immediately following the closing of the Buyer’s initial public offering of securities, including a public offering of securities under Regulation A of the Securities Act.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities and the results thereof shall be reasonably satisfactory to the Buyer.

(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Financial Statements that has had or is reasonably likely to cause a Material Adverse Effect.

(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f)   No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required permits, licenses, approvals or notifications of any Governmental Entities, or other third parties for which the Sellers will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Sellers shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Company, at the Sellers’ expense.

(i) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(j) The Buyer and each of the Sellers shall have entered into an employment agreement containing a one-year non-competition provision in form and substance mutually agreed upon by the Buyer and the Sellers.

(k) Justin Francisco and Steven Rubert of the Company shall have entered into change of control agreements containing non-competition provisions that are in form and substance reasonably satisfactory to the Buyer.

(l) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(m)   The Buyer shall have received an opinion of counsel to the Company in form and substance satisfactory to the Buyer.

(n) To the extent that the leased Real Property is owned by the Sellers, the Sellers shall have executed new leases for such Real Property that are mutually satisfactory to the parties. To the extent that the leased Real Property is not owned by the Sellers, then the Buyer may require amendments to the existing leases of the Company as a condition to the Closing.

(o) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other required authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required permits, licenses, approvals or notifications of any Governmental Entities, or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f)   The Buyer and each of the Sellers shall have entered into an employment agreement containing a one-year non-competition provision in form and substance mutually agreed upon by the Buyer and the Sellers.

(g) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the date that that is ninety (90) days after the later of the date of delivery to the parties of the Quality of Earnings Report or the date that the Sellers delivers to the Buyer the final Company Disclosure Schedule in accordance with Section 6.10 hereof; provided that the right to terminate this Agreement under this Section (c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if either of the Sellers or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement by either Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties set forth in Sections  3.1 (Authority and Enforceability), 3.3 (The Securities), 3.4 (Brokers Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), 4.6 (Taxes), 4.19 (Brokers Fees), 5.1 (Organization); 5.2 Authorization) and 5.4 (Broker Fees) of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

9.2 Indemnification by Sellers. From and after the Closing, the Sellers agree to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from any and all losses, liabilities, damages, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, that “Losses” shall not include punitive damages, speculative damages or damages that are not the reasonably foreseeable consequence of the breach giving rise to such Losses except, in each case, to the extent such damages are required to be paid to a third party pursuant to a Third-Party Claim. (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Company contained in Article III or IV of this Agreement; or (b) the failure of Sellers to perform any of their covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.4 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limited on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations for which recovery shall be limited to the amount of the Purchase Price actually received by the Sellers in cash or from the receipt of payments under the Buyer Notes) to the extent that the amounts otherwise indemnifiable for such breaches exceeds an aggregate maximum equal twenty –five percent (25%) of the Purchase Price actually received by the Sellers in cash or from the receipt of payments under the Buyer Notes.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations) until and unless the aggregate amounts indemnifiable for such breaches exceeds $200,000. (the “Deductible”). In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed the Deductible, the Buyer Indemnified Parties shall only be entitled to recover those Losses in excess of the Deductible.

(c) Neither Party shall be liable to the other Party for Losses arising under Section 9.2 or 9.3, as applicable, unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

9.7 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8 Recoupment under Buyer Notes.

(a) If the Sellers are obligated to indemnify the Buyer or any other Buyer Indemnified Party for any indemnification claim in accordance with this Article IX, Buyer shall have the right to set-off the amount of such claim against its obligations against the Buyer Notes.

(b) If the Buyer intends to set-off any amount hereunder, the Buyer shall provide not less than thirty (30) days’ prior written notice to the Sellers of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within twenty (20) days of its receipt of a Set-Off Notice, the Sellers provide the Buyer with written notice of Sellers’ dispute with Buyer’s right to make such set-off, Buyer and Sellers (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within ten (10) days to attempt to resolve their dispute. If such dispute remains unresolved despite Buyer’s good faith attempt to meet with the Sellers and resolve such dispute, Buyer may set-off under this Section 9.8 only (a) with respect to those indemnification claims that have been Finally Determined (as defined below), (b) as described in the first sentence of Section 9.8(c) or with the prior written consent of the Sellers.

(c) In the event of a dispute with respect to any indemnification claim against Sellers made in good faith pursuant to this Article IX, and the liability for and amount of Losses therefore, Buyer may place any payments due to the Sellers under the Buyer Notes in escrow to be held in its attorney’s escrow account, up to the disputed amount until the matter is resolved.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Company, the Buyer.

10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	BONNE SANTÉ GROUP, INC

Attention:
Email:

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, D.C. 200036
Attn: Louis A. Bevilacqua
Email:
Fax:

If to the Sellers:	Steven J. Rubert

Email:

Justin Francisco

Email:

with a copy to:	Schultis Law Group PLLC
130 Pondfield Road
Suite 8
Bronxville, NY, 10708
Attn: Ashleigh Mothershead
Email:

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law; Mediation; Arbitration.

(a) This Agreement shall be governed by and construed under the laws of the State of Florida without regard to the choice of law principles thereof.

(b) The Parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of JAMS or any other procedure upon which the Parties may agree. The Parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party’s notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The Parties agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation). The Parties further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The provisions of this section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c) All disputes, controversies or claims between the Parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved or resolved through mediation shall be finally resolved and settled by arbitration administered by the JAMS in accordance with its commercial arbitration rules. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in Miami, Florida, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Miami, Florida for such purpose and for the purpose of exercising any equitable remedies available to the Parties hereunder, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.10 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

BONNE SANTÉ GROUP, INC.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

COMPANY:

NEXUS OFFERS, INC.

By:	/s/ Justin Francisco
Name:	Justin Francisco
Title:	Owner

SELLERS:

JUSTIN FRANCISCO

/s/ Justin Francisco

STEVEN RUBERT

/s/ Steven Rubert